Exhibit 99.2

AUTOBYTEL INC
Moderator: Roger Pondel
11-10-11/5:00 p.m. ET
Confirmation # 20340489

AUTOBYTEL INC

Moderator: Roger Pondel
November 10, 2011
5:00 p.m. ET

Operator:
Good day, ladies and gentlemen, and welcome to Autobytel third quarter 2011 conference call.  At this time all participants are in a listen-only mode.  Later, we will conduct a question-and-answer session with instructions following at that time.  If anyone requires assistance, please press star, then zero on your touch tone phone.  As a reminder, this conference call is being recorded.

And now I’ll turn it over to Roger Pondel, investor relations for Autobytel.  Please begin.

Roger Pondel:
Thanks, Tyrone.  And hello, everyone, and welcome to Autobytel’s 2011 third quarter conference call.  I’m joined today by Jeffrey Coats, President and Chief Executive Officer, and Curt DeWalt, Senior Vice President and Chief Financial Officer.

Before we begin, I’d like to remind you that during today’s call, including the Q&A session, any projections and forward-looking statements made regarding future events and Autobytel’s future financial performance are covered by the safe harbor statements contained in today’s press release, the slides accompanying this presentation and the company’s public filings with the SEC.  Actual events and results may differ materially from those forward-looking statements.

Specifically, please refer to the company’s Form 10-K for the year ended 2010, the Form 10-Q for the quarter ended September 30, 2011, which we filed prior to this call, and other filings with the SEC.  These filings identify factors that could cause results to differ materially from those forward-looking statements.

Slides are included with today’s presentation to help illustrate some of the points being made and discussed during the call.  You can access them by clicking in the link in today’s press release or by going to Autobytel’s website at www.autobytel.com.  When you’re there, go to Investor Relations and then click Events & Presentations.

Also, please note that during this call we will be discussing adjusted operating expenses, EBITDA and cash flow, which are non-GAAP financial measures as defined by SEC Regulation G.  Reconciliations of these non-GAAP

AUTOBYTEL INC
Moderator: Roger Pondel
11-10-11/5:00 p.m. ET
Confirmation # 20340489

financial measures to the most directly comparable GAAP financial measure are included in the slides for this call that are posted on the Autobytel website.

And with that, I’m happy to turn the call over to Jeff.

Jeffrey Coats:	Thank you, Roger. Hello, everyone. We’re glad you could join us today.

On the heels of a positive second quarter report, we continued to drive improved financial results for the third quarter.  We have generated GAAP net income for two straight quarters and posted our best quarterly revenue since late 2008.  As a result, we have earned back our first quarter loss and are now profitable for the 2011 nine-month year-to-date period.

We achieved these results even though the auto industry is recovering at a slower pace than most anticipated, as reduced inventory levels continued to dampen new car sales.  This dynamic has been most pronounced for the Japanese manufacturers, given the March earthquake and tsunami in that country.  In addition, the recent floods in Thailand are expected to further reduce Japanese production and affect some U.S. automakers as well, given the volume of automotive parts production in Thailand, thus causing renewed inventory concerns.

Although the market originally expected Q4 to be much more robust this year than usual due to the anticipated surges in manufacture incentives and advertising, these surges thus far have not meaningfully materialized due to continuing inventory shortages.  Therefore, we are anticipating our Q4 revenue to moderate slightly due to the normal seasonality decline.  While the third quarter likely represents our highest revenue quarter of the year, we do anticipate that Q4 revenues will come in stronger than Q2.

As I mentioned earlier, we are profitable for the nine-month year-to-date period, and we currently believe we will be able to generate net income for the full year, although renewed uncertainties resulted from production-related inventory disruptions for the remainder of 2011 could impact our ability to do so.

Entering 2011, we detailed a strategic plan for Autobytel that focused on re-launching autobytel.com, our flagship website, further improving our purchase request quality and continuing to contain our operating expenses.  We are very proud of the financial results and improvements we are generating in our core business, which have come as a result of our laser focus on our strategic objectives and the successful integration of our Cyber Ventures acquisition.  Our plan is working, as we have seen improved results in what is undeniably still a difficult and dynamic automotive market.  Just as important, we believe our strategic path has positioned us well for additional growth opportunities as the economy and the car markets improve.

AUTOBYTEL INC
Moderator: Roger Pondel
11-10-11/5:00 p.m. ET
Confirmation # 20340489

When Curt is finished with his financial review, I will come back to discuss some of our key initiatives.  Curt?

Curt DeWalt:	Thanks, Jeff.

Again, a reminder that slides we’re referring to on today’s call can be found on the Autobytel website under Investor Relations and then Events & Presentations.

On slide 2, you can see the total revenue for 2011 third quarter increased 26% from last year to $16.3 million from $12.9 million.  On a sequential basis revenue grew 7%.  The improvement reflects increases in wholesale purchase requests, including those sold directly to auto manufacturers, and are primarily attributable to our September 2010 acquisition of Cyber Ventures.

On slide 4, you’ll find quarterly revenue by source for the 2011 third quarter.  Total automotive purchase request revenue grew 33% over last year, which included a 75% revenue increase in OEM and other wholesale channels compared with last year’s third quarter.  On a sequential basis, auto purchase request revenue improved 9%, including a 12% increase in OEM and other wholesale revenue.

We delivered approximately 1 million automotive purchase requests in the 2011 third quarter compared with 744,000 for last year’s third quarter and 887,000 for the second quarter of this year.

Finance request revenue rose 16% compared with last year and 7% from the second quarter of this year.  We delivered approximately 121,000 finance requests in the current quarter versus 115,000 in last year’s third quarter and 111,000 in the second quarter of 2011.  While prime, subprime credit availability is approaching pre-recession levels, finance request volume is subject to continued volatility in consumer confidence.

Advertising revenue declined 24% versus last year’s third quarter and 21% on a sequential basis as auto manufacturers moderated their ad spending in light of reduced inventory related to the earthquake and tsunami in Japan.  That said, we continue to believe there is opportunity to improve our advertising business, particularly given the ongoing positive evolution of the autobytel.com website.  This evolution, which includes new content and monetization strategies, positions us well to capitalize on increases in OEM marketing budgets once automobile supply and economic factors improve.

On slide 5, our dealer network included 2,410 new car dealers, up 5% from last year, but down 1% on a sequential basis.  Used car dealers totaled 1,095, up 5% from last year, but down 6% from the second quarter of this year.  It is important to note that we’ve begun to migrate our dealer acquisition and

AUTOBYTEL INC
Moderator: Roger Pondel
11-10-11/5:00 p.m. ET
Confirmation # 20340489

retention strategy to focus on higher-revenue accounts and on dealerships where we can supply an increasing percentage of our internally-generated purchase requests.

We also had 295 finance dealers in our network at the end of the 2011 third quarter, up 16% from last year’s third quarter, but flat on a sequential basis.

Gross profit increased 38% to $6.6 million for the 2011 third quarter, up from $4.8 million last year and $6.4 million in the 2011 second quarter.  Gross margin improved to 40.3% versus 36.8% in last year’s third quarter, but down somewhat from the 41.7 for the second quarter of 2011.  The year-over-year improvement was driven by a greater number of internally-generated purchase requests.  The sequential decrease is a mix issue primarily relating to lower advertising revenue, which generally carries a higher margin, coupled with a higher number of purchase requests sold through wholesale channels, which generally carry lower margin.  Ongoing improvements in our business should offset any margin decline caused by a greater mix of wholesale purchase requests.

Slide 6 shows our cost structure on an adjusted basis.  Total operating expenses for the 2011 third quarter were reduced by 22% to $6.1 million from $7.9 million in last year’s third quarter.  Total operating expenses were roughly equal to the second quarter of this year.  We believe operating expenses are well buttoned down, and we do not currently expect that they will move up significantly in future periods, although we do plan to invest in future growth.

As you will see back on slide 3, non-cash stock-based compensation for the third quarter was $268,000 versus $231,000 for the third quarter of 2010.  Amortization and depreciation was $523,000 for the most recent third quarter, compared with $223,000 in the year-ago third quarter.  This increase resulted from the amortizing of intangible assets associated with the acquisition of Cyber Ventures.

This brings EBITDA to $1 million for the third quarter of 2011 versus an EBITDA loss of $2.8 million in last year, in flat versus $1 million in the second quarter of 2011.

We generated net income of $446,000, or 1 cent per diluted share, for the 2011 third quarter compared with a net loss of $3.1 million, or 7 cents per share, in last year’s third quarter.  Net income also improved from the second quarter of this year when we posted a profit of $199,000, or break even, per share.  As Jeff mentioned, we are now profitable on a year-to-date basis for 2011.

AUTOBYTEL INC
Moderator: Roger Pondel
11-10-11/5:00 p.m. ET
Confirmation # 20340489

Cash flow used in operations was less than $100,000 for the 2011 third quarter, compared with $2.9 million used in operations last year.  Cash flow provided by operations was $1.4 million in the second quarter of 2011.  The sequential reduction mainly reflects higher accounts receivable and working capital resulting from increased revenues and the timing of cash disbursements.  We remain cash flow positive on a year-to-date basis for 2011.

During the 2011 third quarter, Driverside, Incorporated, a company we had invested, was acquired by a third party.  As a result, we received a cash payment of $823,000, which represented our pro rata share of the initial acquisition consideration.  This payment was reported as a reduction in the Driverside investment on our balance sheet.  We are also entitled to pro rata share of amounts payable upon satisfaction of contingent payment milestones by Driverside.

At the end of September, we had $9.2 million in cash and cash equivalents, up from $8.6 million at the end of June, and up from $8.8 million at the end of last year.  We are carrying a $5 million convertible note from the acquisition, which pays simple interest at a rate of 6% per year.

You’ll find our year-to-date results in the press release we distributed earlier and in the Form 10-Q we filed today.

With that, I’ll turn the call back to Jeff.

Jeffrey Coats:	Thank you, Curt.

The current auto industry picture, while better than it has been in recent years, remains mixed.

While the natural disaster in Thailand caused additional uncertainty in the automotive sector for the balance of 2011, automakers and analysts still expect vehicle output will rise in 2012, according to Automotive News.  Anticipated growth in 2012 is likely to be spurred by pent-up demand as well as a progressively tighter used car market.  RL Polk reports that the average age of today’s car on the road is nearing 11 years, up from 8.8 in the year 2000.  This was further echoed by AutoNation CEO Mike Jackson, who recently told investors there is definite pent-up demand, genuine replacement need.  From the manufacturer side, Ford senior economist Jenny Lin has also pegged growth in 2012 to vehicle replacement needs.

To achieve more rapid and significant increases in new car sales, we continue to believe that the industry will need to create and aggressively market attractive incentives to accelerate the consumer’s path into and through the purchase funnel.

AUTOBYTEL INC
Moderator: Roger Pondel
11-10-11/5:00 p.m. ET
Confirmation # 20340489

As you can see on slide 7, October SAAR was nearly 13.3 million units, up from 13.1 million in September, as compared to 12.1 million in August and 12.2 million in July.  Full-year 2011 SAAR forecasts currently range from 12.5 million to 12.7 million units.  Although some auto executives are calling for flat car sales next year, J.D. Power still expects a healthy 9% to 10% increase in car sales from 2011.

Regardless of the industry’s vagaries, we are confident that we have correctly positioned Autobytel to take advantage of many opportunities in 2012.  Enhanced by our acquisition last year as well as improvements in our own purchase request generation, we’ve continued to produce 60% to 70% of purchase requests from our own websites.  This is an important distinction, as generating this level of purchase requests internally helps us improve quality, as measured by lead conversion, while reducing costs and driving margin improvement.  We are comfortable at this range which allows us to optimize the return on investment from internal resources, while supplementing our offerings where appropriate from high-quality affiliate suppliers.

Over the last several quarters, driven largely by our acquisition last year, we have witnessed another important shift in our business.  Purchase requests sold into wholesale channels are growing at a faster clip than those sold into retail channels.  Through our strategic search engine marketing and search engine optimization efforts, we have yielded additional high-quality purchase requests to meet that demand.  We believe this cycle of improved quality, resulting in higher demand, will continue and that we will see further growth in this area.

On the retail side, as Curt mentioned earlier, we’ve begun to migrate our dealer acquisition and retention strategy to focus on higher revenue accounts as well as on dealerships where we can supply an increasing percentage of our purchase requests through internally generated channels.  Although total dealership count is down sequentially from Q2, the total number of purchase requests delivered to dealers has increased, as has the number of purchase requests delivered on average to individual dealers.  Importantly, we have also seen an increase in our average revenue per dealer.  Because of these positive developments you can expect to see less emphasis on the reporting of dealer counts as we focus more on the inherent financial benefits from these changes.

I’d also like to briefly update you on the new autobytel.com, the first phase of which we launched in June.  With four months of operating history under our belts, we are very pleased by what we’re seeing.  Since launch, our page views per visit have increased and in September and October have already exceeded previous year levels.  There has also been substantial progress made with search engine optimization with page views from SEO already outperforming pre-launch and previous year levels for the same September and October period.

AUTOBYTEL INC
Moderator: Roger Pondel
11-10-11/5:00 p.m. ET
Confirmation # 20340489

The enhanced online automotive experience at autobytel.com continues to engage and inform consumers in new and improved ways.  Consumers are actively using our expanded original content and shopping tools.  As Curt mentioned, these and other positive changes have improved advertising performance for our OEMs, many of whom have told us autobytel.com is, in fact, one of the best performing sites in the third-party category.  This early momentum and recognition from key customers is just the beginning of our ongoing, multi-phased approach to delivering a truly competitive destination for today and tomorrow’s automotive shoppers.

We are currently in the midst of the advertising upfront season, and thus far we see positive signs related to overall OEM marketing spend in 2012.  In addition, we have received several advertising spot orders for Q4.  We believe that this trend is reflective of the continued positive reception from the manufacturer and advertising communities with regard to the new site.  While it’s too soon to call definitively, we believe the third quarter may have represented a low point in advertising revenue for us versus these recent, more positive indications from this side of our business.

It is clear that we have made tremendous progress thus far in 2011.  The new and improved autobytel.com is up and running smoothly.  Internally-generated purchase requests are driving improved results, and we’ve demonstrated our ability to sustain profitability and grow our business.  We are also pleased that our focus on cost containment has built a fair amount of leverage into our business model.  Given the positive initial results from the first phase of our autobytel.com re-launch and its expected increased support of our internal lead generation capabilities and advertising results, we are beginning to accelerate our additional phased investment in further enhancements and traffic growth.

As we’ve stated before, we believe that our strengthened position makes Autobytel a key player in the market consolidation that we expect to continue.

I want to thank each and every Autobytel employee for their hard work and enthusiastic dedication to continuing to improve our financial results and our consumer and automotive customer offerings.

There is much to look forward to.  While we compete in a recovering sector, key indicators, many of which I shared with you today, cause us to remain optimistic about Autobytel’s future performance given the increased strength and vitality of our core business as well as the solid fundamentals in our business.

Operator, we’re now ready to take questions.

AUTOBYTEL INC
Moderator: Roger Pondel
11-10-11/5:00 p.m. ET
Confirmation # 20340489

Operator:
Thank you.  Ladies and gentlemen, if you have a question, please press star, then one on your touch tone phone.  If your question has been answered and you wish to remove yourself from the queue, you can do so by pressing the pound key.  Again, if you have a question, please press star, then one on your touch tone phone.

You have a question from Steve Dyer of Craig Hallum.  Your line is open.

Steve Dyer:	Thank you. Good afternoon.

Jeffrey Coats:	Hi, Steve.

Steve Dyer:
As it relates to potential production interruptions related to the Thailand floods, it’s sort of my understanding that it doesn’t sound like it’s going to be a huge deal for North American production, maybe a little bit here and there, but nothing that crimps inventory all that much.  Are you hearing something different, or are dealers reacting to it as if it might be?

Jeffrey Coats:
No, I don’t think we’re hearing anything any different.  It’s just I think still a level of uncertainty, even though Toyota’s come out recently in the last day or so and made positive noises about getting their production back on track.  So, you know, it’s just another one of those anomalies.

I think the biggest issue that’s still affecting the auto markets is the fact that inventory levels at dealerships on the ground so far still have not gotten back to the levels that they need them to.

Steve Dyer:
OK.  And what are you hearing from dealers as it relates to incentives here? Going into the end of the year I think a lot of us have been waiting for that to pick up for several months now, and it doesn’t seem to, and I don’t know if this is just kind of the newer, more disciplined OEMs or if they’re kind of waiting for the end of the year here.  What are you hearing?

Jeffrey Coats:
We hear a mixed bag.  You know, we certainly – along with many other people – had expected to see more incentives coming into the market sooner.  It’s our understanding that, again, that hasn’t really occurred thus far, in part because the Japanese manufacturers just don’t have sufficient inventory on the ground to really do much heavy advertising and incentives, and the domestics seem to be basically sitting back and not pushing incentives because they don’t need to right now.

We still would think that there will be some push in December.  December is usually a good month, but we’re not hearing anything specific right now.

Steve Dyer:	So is your guidance that Q4 will be lighter than Q3 from a revenue standpoint? Is that based on – because I think, by all accounts, the SAAR

AUTOBYTEL INC
Moderator: Roger Pondel
11-10-11/5:00 p.m. ET
Confirmation # 20340489

should be better, but is that sort of more based on the fact that the raw numbers, not the seasonally adjusted numbers, but the raw numbers will be less?

Jeffrey Coats:
Yes.  You know, usually in the fourth quarter in our business and in most of the contiguous automotive business, falls back a little bit in the fourth quarter.  December, again, is usually pretty good, but the other months are a little lighter.

We’re not seeing anything so far – we didn’t see really anything in October, and we’re not really seeing anything so far in November, that would cause us to think that the fourth quarter is going to be anything other than the seasonal fallback that it usually is.  But like I said, we think it’ll be somewhat less than our third quarter revenue, but certainly higher than our second quarter revenue.

Steve Dyer:
OK.  And then last question from me.  As it relates to your mix into the wholesale channel, would you expect that that’s going to be a bigger part of the mix going forward and, therefore, your gross margins are going to be closer to 40%, as opposed to kind of moving up from here?  How do you envision that going forward?

Jeffrey Coats:
We do see the wholesale mix continuing to grow, certainly faster than retail.  There’s been a new manufacturer program come into the market in the fourth quarter that we are a large participant in.  That will have a larger – you know, a positive impact going forward.  We’ve seen some adjustment in a couple of other manufacturer programs that have yielded positive results, so we do expect that mix to continue.

From a gross margin standpoint, it does certainly have an impact.  I would tend to think that our gross margin is not going to move up to the mid-40s as we had originally anticipated, in part because of this increase in the mix, in part because it’s somewhat driven by advertising revenue, and in part it would have been somewhat driven by the data revenue that we still have not meaningfully been able to capture.

Steve Dyer:	OK. I guess I lied. One more question. Speaking of the data revenue, how do you see that playing out going forward?

Jeffrey Coats:
We still have a lot of irons in the fire.  We’re working with several different firms.  We are generating a small amount of revenue from that.  I’m in New York next week for some meetings related to some of this. so we are putting some more focus on it to see what we can do.

You know, our initial foray into this was not really an initiative that we were driving.  We were just a data provider, and our other partner was pushing it

AUTOBYTEL INC
Moderator: Roger Pondel
11-10-11/5:00 p.m. ET
Confirmation # 20340489

forward.  For a variety of mostly understandable reasons, it just didn’t get pushed as far as we had hoped it would, but we’re kind of regrouping and redoubling our efforts for 2012.  We do still think there is a data revenue opportunity for us.

Steve Dyer:	OK, thank you.

Jeffrey Coats:	Thank you.

Operator:	Thank you. Your next question is from Jared Schramm of Roth Capital Partners. Your line is open.

Jared Schramm:	Good afternoon.

Jeffrey Coats:	Hi, Jared.

Jared Schramm:
So with the SAAR in October of 13.3, that was the highest since October of ’09, how are you seeing ads trend just in that month, and is there an opportunity for the domestics to kind of pick up the slack from where some of the Japanese manufacturers have left off?

Jeffrey Coats:	We have seen a bit of a pickup in our advertising revenue. We did get some spot orders for Q4, again, largely as a result of manufacturers liking our new site. So we’ve seen a pickup there.

You know, at each month as the manufacturers announce their result and their increased sales, most of them are doing pretty well.  You know, it was against some relatively low numbers for last year, but they’re doing pretty well.

I think there is an element of fiscal discipline in the domestic manufacturers that perhaps wasn’t there four or five years ago.  They don’t seem to be pushing any large amount of incentives today.  As we understand it, they don’t really need to.  There’s not a big incentive war going on thus far.

So, we do expect the domestics to pick up market share this year.

Jared Schramm:
OK.  And you mentioned average revenue per dealer was up.  Could you step back there and give us a figure on what percentage of leads were internally generated in the quarter and what you’re doing to better educate dealers as to the quality of your leads versus your competition?

Jeffrey Coats:	I’m sorry, Jared. Can you say the last part of that question again?

Jared Schramm:	What percentage of the leads in the quarter were internally generated, and what steps are you taking to better educate dealers as to the quality of your leads versus the competition?

AUTOBYTEL INC
Moderator: Roger Pondel
11-10-11/5:00 p.m. ET
Confirmation # 20340489

Jeffrey Coats:
Sure.  For the last quarter, we generated approximately 65% of our purchase requests internally.  We’ve been doing a variety of things.  We do weekly or biweekly training calls with groups of dealers where we talk about and help them understand better the process for handling Internet leads.  We do talk about some of the quality metrics that we see.

The large dealer groups, some of the manufacturers and various individual dealers report back their close rates to us, and we’re still seeing and hearing our close rates continuing to trend up, and it seems to actually be tracking up even a little better than previously.  We seem to be tracking 20% to 25% over program averages from several of the people who report to us.

So, our focus on continuing to improve our quality is certainly yielding dividends for us.

Jared Schramm:	And lastly, could you provide a little color on the climate you’re seeing in the acquisition space from your point of view?

Jeffrey Coats:
You know, there’s a lot of activity going on in the auto space.  There have been several transactions, one or the other announced.  Some things moving around.  You know, I do expect to see more activity in 2012 in terms of what’s going on.  There have not really been any large transactions, however, in the M&A space directly in the space we’re effected with recently.

Jared Schramm:	OK. Thank you very much.

Jeffrey Coats:	Thanks, Jared.

Operator:	Thank you. Our next question is from Sameet Sinha of B. Riley. Your line is open.

Sameet Sinha:
Yes, thank you.  So, you spoke about advertising.  If I understand correctly, you said that advertising had been sold out for the rest of the year.  It seems like it’s pretty discretionary.  So my question is, do you think maybe it’s a structural issue, where dealers and OEMs and wholesalers – everyone’s looking for more performance-based advertising, so they’re going more towards your leads business versus the display advertising?

The second question is in terms of capex.  It seems like there wasn’t much this particular quarter.  Is that an anomaly, or how should we think about that?

And third is, just following up on that acquisition question.  If the situation is the way it is, I’m sure the smaller lead generation companies who are probably hurting at this point, so, does that surface some potential acquisition candidates for you?  I mean, you’ve been free cash flow positive.  Your cash balance is also up, so I think that those are my three questions.  Thank you.

AUTOBYTEL INC
Moderator: Roger Pondel
11-10-11/5:00 p.m. ET
Confirmation # 20340489

Jeffrey Coats:
Sure.  Let me answer the last one first.  There potentially are some opportunities.  You know, we talk to a wide variety of people on a regular basis.  We would like to participate in some further consolidation in the lead generation end of the market, so, you know, those possibilities are there.

With regards to your first question, I don’t believe I said that we were sold out for the rest of the year.  What I said was, we expect to see some improvement in our advertising and had received some Q4 spot buys from some of the manufacturers.

I don’t know that I could say that the manufacturers are moving more towards performance-based advertising, i.e., leads, as opposed to advertising.  We do see the manufacturers increasing their buys for leads, but at the same time we’re also seeing an increase in buys for advertising on our sites.

So, we do feel pretty good about 2012.  We’ve seen a nice pickup in the upfronts for what we’re doing for next year.  So, I think right now the manufacturers are positioning themselves pretty well.  I mean perhaps one could say they are more focused on lead buying as compared to a lot of television advertising because certainly at least lead buying is certainly more results oriented than the bigger broad-brush television advertising, radio, something like that.

And I know there was a third question in there.

Curt DeWalt:
Yeah, I can take that.  Regarding the capex, it was off somewhat this quarter from prior quarters, but, again, we’re going at it pretty heavy in the first and second quarters with the rebuild of the website.  A lot of what we’re now doing is being expensed.  We’re still $800,000 for the year.  You know, we still have, obviously, activity for the fourth quarter.

Sameet Sinha:
OK.  Just following up on the question about this pay advertising and lead generation – have you performed any sort of AV testing if you use your display advertising inventory to push more of the traffic to your lead generation product?  I mean, does that yield incremental benefits, or do you think you’re kind of optimized at this point, and any additional inventory given to lead generation would not yield any particularly good improvement?

Jeffrey Coats:	Well, we constantly try varieties of approaches to this. You know, some different attempts yield better results than others, but right now we’re pretty well focused on the path that we’re going down.

Sameet Sinha:	OK. Thank you.

AUTOBYTEL INC
Moderator: Roger Pondel
11-10-11/5:00 p.m. ET
Confirmation # 20340489

Operator:
Thank you.  And again, if you have a question, please press star then one on your touch tone phone.  Again, ladies and gentlemen, if you have a question, please press star then one on your touch tone phone.

You have a question from George Santana of Ascendiant Capital.  Your line is open.

George Santana:	Hi, guys. Thanks for taking my question. First, a housecleaning. Can you repeat the numbers, please, for the purchase requests for the quarter?

Curt DeWalt:
Sure.  The total automotive purchase requests – 1 million versus 744,000 in last year’s third quarter and 887,000 in the second quarter of this year.  Finance leads – 121,000 in the third quarter versus 115,000 in last year’s third quarter and 111,000 in the second quarter of this year.

George Santana:	Thank you. And of the purchase requests, how much were wholesale versus retail?

Curt DeWalt:	It would probably be in the high 60s, 65%, 70% range.

George Santana:	65%, 70% was wholesale?

Curt DeWalt:	Correct.

George Santana:	And how does that...

Curt DeWalt:	That was for automotive, remember – just total automotive.

George Santana:	Right. And how does that compare to historical?

Curt DeWalt:	That is up slightly from where we were in the second quarter and year-to-date where we were probably in the mid upper 50s, so it has gone up.

George Santana:	I see. OK.

Curt DeWalt:	... to 65, 70.

George Santana:	OK, so it went from upper 50s in Q2 to 65% to 70% in Q3?

Curt DeWalt:	Correct.

George Santana:	And that explains most of the margin difference, I presume?

Curt DeWalt:	Really, the bulk of it – I mean, there’s a contributing factor there, but, really, the drop in the advertising revenue, which really carries a normally very high

AUTOBYTEL INC
Moderator: Roger Pondel
11-10-11/5:00 p.m. ET
Confirmation # 20340489

margin, was off, as you can see.  So that’s probably the number one candidate for the drop-off.

George Santana:	OK. OK. And the Driverside, you said there was a sale. Was that after the quarter end or before?

Curt DeWalt:	No, it was during the quarter.

George Santana:	During the quarter. , Okay, and you could receive more?

Curt DeWalt:	Yes.

George Santana:	On some contingency payments?

Curt DeWalt:	Yes, it could be a couple hundred thousand or more, depending on what is actually achieved and the contingencies that have been laid out for them.

George Santana:	I presume that’s – is that a 6-month, 12-month hurdle? What’s the time period on that?

Curt DeWalt:	It’s 18 months.

George Santana:
OK. 18 months.  Great.  And, you know, I mean, great work on the expense side.  It’s tough to believe you’re making money in this kind of an environment with how sloppy it is.  At some point, do you start to feel a pressure to get out there and do a little bit more advertising of the Autobytel brand and some of your websites, or do you think you can just manage fair enough as it is?

Jeffrey Coats:	Well, that’s part of what I was referring to when I said that we’re looking at investing in enhancing and traffic related to the new website. For us, search engine marketing and other kinds of ...

George Santana:	... Super Bowl ...

Jeffrey Coats:	I'm sorry?

George Santana:	We don’t expect you to be back on the Super Bowl, but...

Jeffrey Coats:
Right.  Well, I can’t really see in the short term even advertising on television, period.  We need to build more momentum in terms of doing something.  It’s just not as efficient for a small company to do that.  There are other online ways for us to do that – traffic partnerships with other players.  We are very focused on increasing what we’re doing in that regard.

AUTOBYTEL INC
Moderator: Roger Pondel
11-10-11/5:00 p.m. ET
Confirmation # 20340489

George Santana:	OK, so that’s something that we’ll begin to see, but I presume you’ll manage it to the point where you continue to have some operating profit?

Jeffrey Coats:	Yes.

George Santana:	Is that a fair assumption?

Jeffrey Coats:	Yes.

George Santana:
Okay, and then at this expense level, and you’ve been fairly tight it seems for quite a long time, almost to the point of perhaps you’re counting paperclips over there, but what revenues can you support on this kind of a cost structure?

Jeffrey Coats:
I think we have really good leverage in our cost structure today.  We think we can meaningfully increase revenue without seeing a correspondent increase in operating expenses.  There’s good leverage there.

Most of our operating expenses are fixed.  They’re generally headcount.  We will increase a little bit.  We will invest in a few more people related to some of our web development and related areas.  That’s part of increasing that traffic, increasing the efficacy of our sites.

We still get very, very little benefit from an organic traffic standpoint to help improve page views, to help improve margins from leads generated through SEO.  So, we do believe there’s some pretty significant upside opportunity for us as we go through the next 24 months from that standpoint.

George Santana:	OK. Thank you so much.

Jeffrey Coats:	Sure.

Operator:	Thank you. There are no further questions at this time. I’d like to turn the call over to Mr. Coats for any closing remarks.

Jeffrey Coats:	Thank you, everyone. Q3 was a good quarter for us. We’re looking forward to a good Q4. Thank you. We’ll speak with you soon.

Operator:	Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the program. You may now disconnect, and have a wonderful day.

END

3Q 2011 Results
November 10, 2011
Copyright (c) 2011 Autobytel Inc.

Safe Harbor Statement and Non-
GAAP Disclosures
The statements made in the accompanying conference call or contained in this presentation that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements, including, but not limited to the company’s belief regarding achievement of profitability for full year 2011, are not guarantees of future performance and involve assumptions and risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, these forward-looking statements. Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions; the financial condition of automobile manufacturers and dealers; disruptions in automobile production resulting from natural disasters in Japan and Thailand; changes in fuel prices; the economic impact of terrorist attacks, political revolutions or military actions; failure of our internet security measures; dealer attrition; pressure on dealer fees; increased or unexpected competition; the failure of new products and services to meet expectations; failure to retain key employees or attract and integrate new employees; actual costs and expenses exceeding charges taken by Autobytel; changes in laws and regulations; costs of legal matters, including, defending lawsuits and undertaking investigations and related matters; and other matters disclosed in Autobytel’s filings with the Securities and
Exchange Commission. Investors are strongly encouraged to review the company’s Annual Report on Form 10-K for the year ended December 31, 2010, and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect the business, operating results, or financial condition of Autobytel and the market price of the company’s stock. In addition, current year financial information could be subject to change as a result of subsequent events or the finalization of the company’s financial statement close which culminates with the filing of the company’s Annual Report on
Form 10-K for the current year.

This presentation includes a discussion of "EBITDA," “Adjusted Operating Expenses,” and “Cash Flow,” which are non-GAAP financial measures. The company defines EBITDA as net income before (i) interest income (expense); (ii) income tax provision (benefit); and (iii) depreciation and amortization. The company defines Adjusted Operating Expenses as GAAP operating expenses adjusted for unusual, infrequent or non-recurring items. The company defines non-GAAP Cash Flow as EBITDA plus non-cash stock compensation related to the company's grant of stock options and other equity instruments. The company believes these non-GAAP financial measures provide important supplemental information to management and investors. These non-GAAP financial measures reflect an additional way of viewing aspects of the company's operations that, when viewed with the GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting the company's business and results of operations. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. Management strongly encourages investors to review the company's consolidated financial statements in their entirety and to not rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. In addition, the company expects to continue to incur expenses similar to the non-GAAP adjustments described above, and exclusion of these items from the company's non-GAAP measures should not be construed as an inference that these costs are unusual, infrequent or non-recurring.
Copyright (c) 2011 Autobytel Inc.

Financial Overview
Net Income, EBITDA, and Cash Flow POSITIVE in Q3 and YTD 2011
1 See slide 6 for Adjusted Operating Expense reconciliation
2 EBITDA is equal to Net Income plus Interest, Taxes, and Depreciation and Amortization; See slide 3 for reconciliation
3 Cash Flow is equal to EBITDA plus Non-Cash Stock Compensation; See slide 3 for reconciliation
4 Cash decreased in Q3 2010 primarily as a result of the acquisition of Cyber Ventures / Autotropolis ($9M) and a strategic investment in Driverside ($1M)
Copyright (c) 2011 Autobytel Inc.

EBITDA and Cash Flow
1 EBITDA is equal to Net Income plus Interest, Taxes, and Depreciation and Amortization
2 Cash Flow is equal to EBITDA plus Non-Cash Stock Compensation
3 Above financials are impacted by rounding to the nearest $0.1M
Cash Flow from Operations POSITIVE for the first nine months of 2011
Copyright (c) 2011 Autobytel Inc.

Revenue Results
Comments
▪ OEM and other wholesale purchase request revenue up 75% Y-O-Y and up 12% sequentially as a result of increased OEM demand
▪ Dealer revenue up 3% Y-O-Y and nearly 6% sequentially as lead volume and dealer inventory recover
▪ Specialty finance purchase request revenue up 16% Y-O-Y and 7% sequentially as credit markets continue to thaw and product mix and monetization improve
Copyright (c) 2011 Autobytel Inc.

Source: J.D. Power and Associates

Dealer Base
Total Dealer Base is the sum of  Dealer franchises subscribing to our new vehicle Purchase Request programs, Dealer franchise groups and independent Dealers subscribing to our used vehicle Purchase Request program, Dealers subscribing to our finance Purchase Request program, and Dealers subscribing to our WebLeads+ program, with
Dealers participating in more than one of these programs counted by the number of programs in which they participate.
Comments
▪ Retail New and Used franchises were up 5% Y-O-Y , but down 2% sequentially as focus shifted towards higher revenue accounts and on dealerships where we can supply an increasing percentage of internally-generated purchase requests
▪ Specialty Finance dealers were up 16% Y-O-Y and flat sequentially
Copyright (c) 2011 Autobytel Inc.

Operating Expenses
1 Includes all patent and other litigation settlements
2 Severance includes associated accelerated stock compensation of $(0.1) and $(0.1) for Q210 and Q410, respectively
3 Acquisition costs consist of professional fees associated with the acquisition of Cyber Ventures and Autotropolis during 2010
4 Acquisition amortization relates to acquired intangible assets from Cyber Ventures and Autotropolis during 2010
Copyright (c) 2011 Autobytel Inc.

Auto Industry Sales
Copyright (c) 2011 Autobytel Inc.
Comments
▪ Recovery for SAAR US Light Vehicle sales began in Q3, as SAAR improved from a Q2 low of 11.5M to
 12.2M in July, finishing strong at 13.3M in October
▪ J.D. Power held their 2011 US Light Vehicle Sales Forecast at 12.6M, and reduced 2012 to 13.8 due to the high level of economic uncertainty
▪ IHS reduced their US LV Sales Forecast to 12.5M for 2011, 13.5M for 2012 and 15.0M for 2013
Source: Automotive News
Source: J.D. Power and Associates forecasts as of June 2 and October 21, 2011

13.0
12.8
14.7
14.1

Auto Industry Impact
Copyright (c) 2011 Autobytel Inc.
• March 11, 2011 - Magnitude 9.0 earthquake and resulting tsunami hit Japan
• April 2011 - Japanese Automakers see production volume drop by 50-80% from prior year levels
• April 2011 - J.D. Power holds its US Light Vehicle Sales forecast at 13.0M for 2011, while IHS and AutoNation reduce their forecasts to 12.8M and 12.5M, respectively
• May 2011 - Japanese Automakers see the loss of production improve to 50% of prior year levels
• June 2011 - J.D. Power reduces its US Light Vehicle Sales forecast to 12.9M for 2011
• July 2011 - Japanese Automakers at or nearing 100% of 2010 production levels
• August 2011 - J.D. Power reduces its US Light Vehicle Sales forecast to 12.6M for 2011, while IHS reduces to 12.5M
• October 2011 - July Tropical storms and monsoon rains produce months of flooding in Thailand with 4 million acres submerged
• GM and Ford will lead US market share, particularly in small, fuel efficient vehicles
• Toyota share expected to continue to languish at post recall levels
• Hyundai - Kia US market share expanding
• Japanese Automakers regain 2010 production levels by the end of Summer pushing lost production from the 1st half of the year into the 2nd half of 2011
• Toyota, Honda and Ford reduce North American production as supplies from Thailand have been cut off
Softness from the Japan Earthquake has subsided, but Thailand flooding and economic factors make the 4th quarter unclear
Events
Impact
Sources: Automotive News, IHS, J.D. Power and Associates

Copyright (c) 2011 Autobytel Inc.
• Dynamic new redesign launched
 June 29th 2011
• Unique consumer proposition
 “Your Lifetime Automotive
 Advisor”™
• Distinctive consumer content,
 engagement and social dialogue
 • What Car is Right for Me?
 • MyGarage®
 • Used Car Finder
 • What’s Hot Now
 • Intuitive Navigation to Make and Model
 Pages
 • Detail page features Overviews, Expert
 Reviews, Pricing and Specs along with
 Consumer Ratings
 • Car Comparison Tools
 • Incentives & Rebates Information